Exhibit 99.1

®

FOR IMMEDIATE RELEASE

MATTHEW J. SHATTOCK ELECTED TO

VF CORPORATION’S BOARD OF DIRECTORS

GREENSBORO, N.C., Feb. 13, 2013 – The Board of Directors of VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel and footwear, has elected Matthew J. Shattock as a director, effective yesterday.

Shattock, 50, is the President and Chief Executive Officer of Beam Inc. (NYSE: BEAM), one of the world’s leading premium spirits companies. He has led Beam since 2009, first as an operating unit of Fortune Brands and since October 2011 as a standalone public company. Beam is home to some of the world’s most iconic spirits brands, operates more than 20 production and commercial facilities around the world, and has a global team of 3,400 employees. Shattock is a member of the Beam Board of Directors.

At Beam, Shattock has successfully implemented a “Vision into Action” growth strategy that relies on creating famous brands, building winning markets, and generating fuel for growth through efficiency and effectiveness. As a result, Beam has built a track record of sustained outperformance, while increasing investment in brand communication, innovation and enhanced routes to market. In 2012, Beam delivered net sales that grew significantly faster than its global market, double-digit growth in earnings per share and a total shareholder return exceeding 20 percent.

“Matt’s exceptional leadership skills, along with his deep experience in strategy, brand and international business development will add great value to VF as we continue shaping the global growth of our company,” said Eric Wiseman, VF Corporation’s Chairman and Chief Executive Officer. “I look forward to working with him as a member of our Board.”

Shattock will serve on the Compensation and Finance Committees of VF’s Board of Directors.

Shattock holds a bachelor’s degree from the University of Durham (Durham, United Kingdom). Prior to his tenure at Beam Inc. Shattock held various executive leadership roles at Unilever PLC and Cadbury PLC.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s largest five brands are The North Face®, Wrangler®, Timberland®, Vans®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid® and Smartwool®. For more information, visit www.vfc.com.

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Media Contact:

Carole Crosslin

Director, Corporate Communications

336-549-5836 (mobile)